Exhibit 8

Asian Infrastructure Investment Bank

Auditor’s Review Report

Condensed Financial Statements (Unaudited)

for the Six Months Ended June 30, 2024

REPORT ON REVIEW OF INTERIM FINANCIAL INFORMATION

To the Board of Governors of the Asian Infrastructure Investment Bank

Introduction

We have reviewed the interim financial information set out on pages 1 to 46, which comprises the condensed statement of financial position of the Asian Infrastructure Investment Bank as at June 30, 2024 and the condensed statement of comprehensive income, the condensed statement of changes in equity and the condensed statement of cash flows for the six-month period then ended and notes, comprising material accounting policy information and other explanatory information. Management is responsible for the preparation and presentation of this condensed interim financial information in accordance with International Accounting Standard 34 “Interim Financial Reporting”. Our responsibility is to express a conclusion on this condensed interim financial information based on our review.

Scope of Review

We conducted our review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the condensed interim financial information is not prepared, in all material respects, in accordance with International Accounting Standard 34 “Interim Financial Reporting”.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China

August 14, 2024

PricewaterhouseCoopers, 22/F Prince’s Building, Central, Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Contents

Financial Statements

Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-46
A. General Information	5
B. Accounting Policies	5-6
C. Disclosure Notes	7-29
D. Financial Risk Management	30-41
E. Fair Value Disclosures	42-46

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the six months ended June 30, 2024

In thousands of US Dollars	Note	For the six months ended June 30, 2024 (unaudited)	For the six months ended June 30, 2023 (unaudited)
Interest income	C1	1,102,652	884,321
Interest expense	C1	(567,754)	(358,741)
Net interest income		534,898	525,580
Net fee and commission income	C2	19,875	16,429
Net gain on financial instruments measured at fair value through profit or loss	C3	193,614	55,671
Net loss on financial instruments measured at amortized cost	C9	(161)	(3,800)
Impairment provision	C4	35,573	(36,931)
General and administrative expenses	C5	(123,840)	(103,602)
Net foreign exchange loss		(77,178)	(60,255)
Operating profit for the period		582,781	393,092
Accretion of paid-in capital receivables	C10	357	712
Net profit for the period		583,138	393,804
Other comprehensive loss Items will not be reclassified to profit or loss
Unrealized loss on fair-valued borrowings arising from changes in own credit risk	C12	(134,349)	(120,126)
Total comprehensive income		448,789	273,678
Attributable to:
Equity holders of the Bank		448,789	273,678

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at June 30, 2024

In thousands of US Dollars	Note	June 30, 2024 (unaudited)	Dec. 31, 2023 (audited)
Assets
Cash and cash equivalents	C6	3,870,641	1,839,122
Term deposits	C6	2,404,633	3,108,817
Investments at fair value through profit or loss	C7	16,480,720	16,635,658
Loan investments, at amortized cost	C8	24,771,319	21,969,382
Debt securities, at amortized cost	C9	10,477,637	8,266,365
Paid-in capital receivables	C10	241,034	262,637
Derivative assets	C13	503,217	616,242
Property and equipment		5,639	5,573
Intangible assets		5,788	6,208
Other assets	C11	1,207,712	1,082,969
Total assets		59,968,340	53,792,973
Liabilities
Borrowings	C12	36,224,303	30,528,131
Derivative liabilities	C13	1,473,127	1,582,026
Prepaid paid-in capital		274	200
Other liabilities	C14	372,080	233,759
Total liabilities		38,069,784	32,344,116
Members’ equity
Paid-in capital	C15	19,406,400	19,405,400
Reserves
Accretion of paid-in capital receivables		(727)	(994)
Unrealized loss on fair-valued borrowings arising from changes in own credit risk		(186,089)	(51,740)
Retained earnings		2,678,972	2,096,191
Total members’ equity		21,898,556	21,448,857
Total liabilities and members’ equity		59,968,340	53,792,973

The accompanying notes are an integral part of these financial statements.

/s/ Jin Liqun	/s/ Andrew Cross
Mr. Jin Liqun President	Mr. Andrew Cross Chief Financial Officer

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the six months ended June 30, 2024

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized loss on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity
Jan. 1, 2023		96,964,700	(77,571,800)	19,392,900	(2,268)	9,548	1,065,545	20,465,725
Capital subscription and contribution		-	-	-	-	-	-	-
Net profit for the period		-	-	-	-	-	393,804	393,804
Other comprehensive income		-	-	-	-	(120,126)	-	(120,126)
Paid-in capital receivables - accretion effect		-	-	-	-	-	-	-
Transfer of accretion	C10	-	-	-	712	-	(712)	-
June 30, 2023 (unaudited)	C15	96,964,700	(77,571,800)	19,392,900	(1,556)	(110,578)	1,458,637	20,739,403
Jan. 1, 2024		97,027,300	(77,621,900)	19,405,400	(994)	(51,740)	2,096,191	21,448,857
Capital subscription and contribution		5,000	(4,000)	1,000	-	-	-	1,000
Net profit for the period		-	-	-	-	-	583,138	583,138
Other comprehensive loss		-	-	-	-	(134,349)	-	(134,349)
Paid-in capital receivables - accretion effect		-	-	-	(90)	-	-	(90)
Transfer of accretion	C10	-	-	-	357	-	(357)	-
June 30, 2024 (unaudited)	C15	97,032,300	(77,625,900)	19,406,400	(727)	(186,089)	2,678,972	21,898,556

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the six months ended June 30, 2024

In thousands of US Dollars	Note	For the six months ended June 30, 2024 (unaudited)	For the six months ended June 30, 2023 (unaudited)
Cash flows from operating activities
Net profit for the period		583,138	393,804
Adjustments for:
Interest income from term deposits		(65,482)	(174,695)
Interest expense for borrowings	C12	567,964	354,150
Interest expense for leasing	C1	14	1
Issuance cost for borrowings	C5	8,507	6,885
Accretion of paid-in capital receivables	C10	(357)	(712)
Net gain on financial instruments measured at fair value through profit or loss		(135,899)	(15,676)
Impairment provision (release)/charge	C4	(35,573)	36,931
Depreciation and amortization		1,975	1,463
Increase in loan investments	C8	(2,764,410)	(2,502,664)
Increase in debt securities in investment operations portfolio		(21,158)	(159,910)
Net cash paid for derivatives		(436,117)	(386,950)
(Increase)/decrease in other assets		(124,706)	216,643
Increase in other liabilities		136,978	271,014
Net cash used in operating activities		(2,285,126)	(1,959,716)
Cash flows from investing activities
Increase in investments with equity participation		(174,073)	(160,600)
Dividends received and return of capital contributions		45,035	10,341
Debt securities at amortized cost purchased in treasury investment portfolio		(2,226,280)	(1,674,133)
Debt securities at amortized cost matured, terminated or sold under treasury investment portfolio		10,133	-
Decrease/(increase) in other treasury investment		498,293	(3,386,651)
Decrease in term deposits		685,900	484,274
Interest received from term deposits		83,766	133,417
Increase in intangible assets, property and equipment		(1,658)	(543)
Net cash used in investing activities		(1,078,884)	(4,593,895)
Cash flows from financing activities
Proceeds from borrowings, net	C12	11,527,421	8,893,721
Repayments of borrowings	C12	(5,625,962)	(2,593,029)
Interest payments on borrowings	C12	(528,654)	(246,838)
Capital contributions received	C10	22,670	23,109
Prepaid paid-in capital received		274	1,000
Lease payment		(220)	-
Net cash from financing activities		5,395,529	6,077,963
Net increase/(decrease) in cash and cash equivalents		2,031,519	(475,648)
Cash and cash equivalents at beginning of period		1,839,122	3,077,356
Cash and cash equivalents at end of period	C6	3,870,641	2,601,708

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at June 30, 2024, the Bank’s total approved membership is 109, of which 96 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

The Bank’s first overseas office, an Interim Operational Hub (the “Hub”), was established in Abu Dhabi, the United Arab Emirates, upon the government of the United Arab Emirates (the “UAE”) and the Bank signing an agreement regarding the establishment of an office in the UAE on April 19, 2023. The Hub provides proximity to global financial centers and connectivity with the international infrastructure ecosystem which is important in maintaining AIIB’s growth momentum.

These financial statements were signed by the President and the Chief Financial Officer on Aug. 14, 2024.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the six months ended June 30, 2024 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”): IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2023.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2023.

The preparation of financial statements in conformity with IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

In May 2024, the IASB issued amendments to IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures, effective for annual reporting periods beginning on, or after, 1 January 2026. The amendments provide further clarification regarding the classification and measurement of financial assets and liabilities. In April 2024, the IASB issued IFRS 18 Presentation and Disclosure in Financial Statements, effective for annual reporting periods beginning on or after 1 January 2027. The new standard aims to give users of financial statements more transparent and comparable information about an entity’s financial performance. The Bank is undertaking assessments of the potential impact of the new standard and amendments to the standards.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2023, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Changes in Equity and the Condensed Statement of Cash Flows are from Jan. 1, 2023 to June 30, 2023.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Interest income
Loan investments (1)	752,235	547,303
Cash, cash equivalents, and deposits	178,929	271,109
Debt securities	171,488	65,909
Total interest income	1,102,652	884,321
Interest expense
Borrowings (2)	(567,740)	(358,740)
Lease	(14)	(1)
Total interest expense	(567,754)	(358,741)
Net interest income	534,898	525,580

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2) Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. Please refer to Note C13 Derivatives for details.

C2	Net fee and commission income

	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Loan and guarantee fees	20,698	17,471
Special Funds administration fee (Note C19)	200	75
MCDF administration fee (1)	1,136	1,128
Implementing entity administration fee (2)	116	69
Total fee and commission income	22,150	18,743
Cofinancing service fee	(2,275)	(2,314)
Total fee and commission expense	(2,275)	(2,314)
Net fee and commission income	19,875	16,429

(1) According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator of the MCDF Finance Facility, the Bank provides administrative and financial services to the MCDF Finance Facility, including hosting of the secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

(2) Implementing entity refers to the Bank’s role as either implementing partner, technical partner, or another analogous role, in a multilateral partnership facility.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Money Market Funds (Note C6)	57,715	39,995
Investments at fair value through profit or loss (Note C7)	188,689	152,648
Borrowings (Note C12)	387,453	128,272
Derivatives (Note C13):
- Borrowings associated	(831,175)	(505,457)
- Loan investments associated	83,494	40,877
- Treasury investment portfolio and debt securities associated	307,438	199,336
Total	193,614	55,671

C4	Impairment provision

	For the six months ended June 30, 2024	For the six months ended June 30, 2023
- Loan investments (Note C8)	(36,246)	35,661
- Debt securities (Note C9)	406	1,270
- Guarantees	267	-
Total impairment provision	(35,573)	36,931

C5	General and administrative expenses

	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Staff costs	68,707	55,752
Professional service expenses	18,012	15,324
IT services	11,111	9,047
Issuance cost for borrowings	8,507	6,885
Facilities and administration expenses	7,777	7,417
Travel expenses	4,999	4,658
Others	4,727	4,519
Total general and administrative expenses	123,840	103,602

Refer to Note C19 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	June 30, 2024	Dec. 31, 2023
Cash	-	-
Deposits with banks
- Demand deposits (1)	78,276	60,308
- Term deposits with initial maturity of three months or less	3,035,236	628,728
Money Market Funds (2)	757,129	1,150,086
Total cash and cash equivalents	3,870,641	1,839,122
Add: term deposits with initial maturity more than three months (3)	2,404,633	3,108,817
Total cash, cash equivalents, and deposits with banks	6,275,274	4,947,939

(1)	USD49.89 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2023: USD37.84 million).

(2)	Money Market Funds

	For the six months ended June 30, 2024	For the year ended Dec. 31, 2023
As at beginning of period/year	1,150,086	1,280,649
Additions	12,452,136	18,189,374
Disposals	(12,902,808)	(18,394,715)
Fair value gain, net	57,715	74,778
Total Money Market Funds	757,129	1,150,086

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at June 30, 2024, USD2.40 billion of term deposits have remaining maturity within 12 months (Dec. 31, 2023: USD3.11 billion).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the six months ended June 30, 2024	For the year ended Dec. 31, 2023
As at beginning of period/year	16,635,658	12,751,123
Investment, net	(312,927)	3,133,649
Return of capital contributions	(30,700)	(33,857)
Net gain of investments	188,689	784,743
Total investments at fair value through profit or loss	16,480,720	16,635,658

Analysis of investments at fair value through profit or loss:

	June 30, 2024	Dec. 31, 2023
External Managers Program (a)	4,349,016	4,267,303
Debt securities (b)	10,737,107	11,145,386
Investment operations fixed income portfolio (c)	243,801	242,553
Investments with equity participation (d)	1,150,796	980,416
Total investments at fair value through profit or loss	16,480,720	16,635,658

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale.

(b)

The Bank invests mainly in debt securities of high credit quality, such as bonds, certificates of deposit and commercial papers, which are mostly actively managed within treasury investment portfolio. The debt securities are measured at fair value through profit or loss. Separately, the Bank also invests in securities for infrastructure and development purposes in its investment operations portfolio.

(c)

The Bank has engaged an external asset manager to invest in a fixed-income portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(d)	The Bank held investments with equity participation which includes limited partnership funds (“LP Funds”), trust, venture capital associates and others.

LP Funds are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner.

From June 2024 onwards, investment to associates with the objectives of looking for capital appreciation, rather than assuming responsibility for managing those entities, were made and held through a newly structured independent and centralized function of the Bank. The Bank applied the exemption from adopting the equity method under IAS 28 for the investments in the venture capital associates, and elected to measure these investments held by the independent and centralized function of the Bank at fair value through profit or loss in accordance with IFRS 9. This election is applied prospectively.

As at June 30, 2024, the Bank held USD126.15 million investments in venture capital associates. During the six months ended June 30, 2024, these investments recorded a fair value gain of USD9.49 million, which is included in Note C3. As at Dec. 31, 2023, the investment in associate separately presented in the previous year’s financial statement was USD58.80 million. For the six months ended June 30, 2023, USD2.12 million share of gain on investment in associate separately presented in prior year’s financial statement has now been included in Note C3.

The total remaining capital commitment amount for investments with equity participation is USD1,032.04 million as at June 30, 2024, based on drawdown notices issued. The investments with equity participation do not have an expected maturity date within twelve months.

Please refer to Note C19 Related party transactions for the transactions with venture capital associates.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	June 30, 2024	Dec. 31, 2023
Gross carrying amount	24,992,561	22,250,589
ECL allowance	(221,242)	(281,207)
Net carrying amount	24,771,319	21,969,382

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at June 30, 2024, USD16,831.94 million of the total gross carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2023: USD14,039.2 million).

As at June 30, 2024, USD1,391.97 million of the total carrying amount matures within 12 months (Dec. 31, 2023: USD1,537.5 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at June 30, 2024. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	June 30, 2024	Dec. 31, 2023
Loan investments, gross carrying amount	24,992,561	22,250,589
Loan commitments	13,254,847	11,959,440

	38,247,408	34,210,029
Total ECL allowance (a)	(222,542)	(281,227)

	38,024,866	33,928,802

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

(a)	As at June 30, 2024, total ECL allowance related to loan commitments is USD1.30 million (Dec. 31, 2023: USD0.02 million), and is presented as a provision in Note C14.

For the six months ended June 30, 2024, the impairment provision released on loan investments and loan commitments was USD36.25 million (impairment provision charged for the six months ended June 30, 2023: USD35.66 million), as disclosed in Note C4.

C9	Debt securities at amortized cost

	June 30, 2024	Dec. 31, 2023
Externally managed fixed-income portfolio (a)	439,914	450,047
Internally managed fixed-income portfolio (b)	9,345,998	7,119,718
Investment operations debt securities portfolios (c)	707,114	711,583
Gross carrying amount	10,493,026	8,281,348
ECL allowance	(15,389)	(14,983)
Net carrying amount	10,477,637	8,266,365

(a)

The Bank engaged an external asset manager to invest in a treasury investment portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(b)

The Bank has an internally managed treasury investment portfolio of high credit quality debt securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has invested in a fixed income debt securities investment portfolio which comprises Asian infrastructure-related bonds and other investments of debt securities through private placements. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

For the six months ended June 30, 2024, USD0.16 million investment loss was recognized as a result of disposal of certain debt securities in the portfolios (for the six months ended June 30, 2023: USD3.8 million).

Debt securities at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. As at June 30, 2024, ECL allowances of USD14.72 million and USD0.67 million have been provided respectively to debt securities in investment operations and treasury investment portfolio (Dec. 31, 2023: USD14.47 million and USD0.51 million respectively).

As at June 30, 2024, USD3,307.01 million of the gross carrying amount matures within 12 months (Dec. 31, 2023: USD3,045.95 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C15) are due in five installments, with the exception of members considered as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the six months ended June 30, 2024, a total discount of USD0.09 million (for the six months ended June 30, 2023: none) has been debited to the reserve. An amount of USD0.36 million (for the six months ended June 30, 2023: USD0.71 million) has been accreted through income in the current period.

As at June 30, 2024, overdue contractual undiscounted paid-in capital receivables amounted to USD200.63 million (Dec. 31, 2023: USD215.51 million) (Note C15) are not considered impaired.

As at June 30, 2024, USD232.18 million (Dec. 31, 2023: USD248.03 million) of the paid-in capital balance is due within 12 months.

	For the six months ended June 30, 2024	For the year ended Dec. 31, 2023
As at beginning of period/year	262,637	304,862
Paid-in capital receivables originated	910	12,500
Contributions received	(22,670)	(55,999)
Transfer from prepaid paid-in capital to contribution	(200)	-
Accretion to profit or loss	357	1,274
Total paid-in capital receivables	241,034	262,637

C11	Other assets

	June 30, 2024	Dec. 31, 2023
Cash collateral receivable (Note C13)	1,029,804	1,055,823
Receivable for unsettled trades	166,831	16,552
Prepayments	8,281	6,604
Receivable for Special Funds and MCDF administration fees	1,166	2,459
Guarantee fee receivables	-	254
Others	1,630	1,277
Total other assets	1,207,712	1,082,969

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings

	June 30, 2024	Dec. 31, 2023
Borrowings carried at fair value	33,062,170	28,334,027
Borrowings carried at amortized cost	3,162,133	2,194,104
Total borrowings	36,224,303	30,528,131

The Bank raises funds through various markets to support its operations. The Bank’s debt issuance programs include the SEC-registered Shelf, Global Medium-Term Notes Programme, Australian Dollar and New Zealand Dollar Debt Issuance Programme, Renminbi Bond Issuance Program, and Euro Commercial Paper Programme (the “ECP”). Among these funding sources, the SEC-registered fixed-rate global notes have been the primary program of the Bank’s borrowing activities. These funding initiatives have enabled the Bank to access diverse sources of capital and strengthen its financial position.

The following table sets out the details of the outstanding amount by denominated currency.

Denominated currency	June 30, 2024	Dec. 31, 2023
USD	22,779,962	20,473,978
GBP	4,031,868	3,138,279
EUR	3,278,641	1,892,423
CNY	2,130,901	1,670,561
HKD	1,003,803	768,246
AUD	974,029	1,003,122
INR	864,642	267,864
TRY	408,948	482,371
CHF	235,271	251,756
Others	516,238	579,531
Total	36,224,303	30,528,131

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss. The designation significantly reduces accounting mismatches that would otherwise arise if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings is calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes and ECP are carried at amortized cost with interest expenses recognized under the effective interest rate method.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings (Continued)

The fair value changes for financial liabilities that are designated as at fair value through profit or loss that are attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the six months ended June 30, 2024, the fair value loss attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD134.35 million (for the six months ended June 30, 2023: fair value loss of USD120.13 million). As at June 30, 2024, USD14.30 million of cumulative unrealized loss on fair-valued borrowings was reversed from the other comprehensive income at the derecognition (Dec. 31, 2023: USD3.89 million of cumulative unrealized loss).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes.

	For the six months ended June 30, 2024	For the year ended Dec. 31, 2023
As at beginning of period/year	30,528,131	24,475,728
Changes arising from cash flows
- Proceeds from borrowings, net	11,527,421	13,184,003
- Repayment of borrowings	(5,625,962)	(8,111,728)
- Interest payments	(528,654)	(583,347)
- Issuance cost for borrowings	8,507	9,169
Non-cash changes
- Accrued interest	567,964	789,961
- Changes in fair values included in
the other comprehensive income	134,349	61,288
- Changes in fair values included in profit or loss (Note C3)	(387,453)	703,057
Total borrowings	36,224,303	30,528,131

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives

As at June 30, 2024, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at June 30, 2024 and Dec. 31, 2023. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at June 30, 2024
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	32,888,521	177,577	655,283
Cross currency swaps	19,918,229	287,476	809,940
FX forwards	2,856,346	38,164	7,904
Total derivatives	55,663,096	503,217	1,473,127

	As at Dec. 31, 2023
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	29,459,077	179,681	717,607
Cross currency swaps	15,127,846	436,303	823,460
FX forwards	2,334,500	258	40,959
Total derivatives	46,921,423	616,242	1,582,026

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at June 30, 2024 and Dec. 31, 2023.

	As at June 30, 2024
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	1,536	(52,391)	(413,064)	(33,184)	9,948	(487,155)
Gross settling cross currency swaps - inflow	189,797	804,312	2,524,740	14,652,701	4,999,897	23,171,447
Gross settling cross currency swaps - outflow	(195,006)	(857,384)	(2,626,617)	(14,761,822)	(4,761,543)	(23,202,372)
Gross settling FX forwards - inflow	323,742	1,053,694	1,321,751	136,121	-	2,835,308
Gross settling FX forwards - outflow	(319,082)	(1,050,233)	(1,272,609)	(128,004)	-	(2,769,928)
Total derivatives	987	(102,002)	(465,799)	(134,188)	248,302	(452,700)

	As at Dec. 31, 2023
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(43,831)	(95,858)	(367,008)	(42,899)	1,933	(547,663)
Gross settling cross currency swaps - inflow	64,112	950,949	2,179,876	12,287,630	1,848,326	17,330,893
Gross settling cross currency swaps - outflow	(92,825)	(1,018,177)	(2,233,970)	(12,431,559)	(1,579,160)	(17,355,691)
Gross settling FX forwards - inflow	646,370	686,993	610,938	390,113	-	2,334,414
Gross settling FX forwards - outflow	(663,649)	(696,344)	(606,812)	(376,581)	-	(2,343,386)
Total derivatives	(89,823)	(172,437)	(416,976)	(173,296)	271,099	(581,433)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at June 30, 2024, the Bank has received cash collateral of USD87.81 million (Note C14) (Dec. 31, 2023: USD101.99 million) from the swap counterparties, and has paid cash collateral of USD1,029.80 million (Note C11) (Dec. 31, 2023: USD1,055.82 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at June 30, 2024 and Dec. 31, 2023.

As at June 30, 2024, the Bank makes use of derivatives with notional amount of USD38,031.24 million to hedge the borrowings with carrying amount of USD33,062.17 million. The Bank enters into derivatives with notional amount of USD5,170.07 million to hedge loans with carrying amount of USD4,917.64 million. The Bank makes use of derivatives with notional amount of USD646.56 million to hedge debt securities in investment operations with carrying amount of USD679.22 million. Derivatives with notional amount of USD11,815.22 million are associated with treasury investment portfolio. The Bank’s risk exposures have been well hedged. Therefore, the profit and loss are effectively managed on a net basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Other liabilities

	June 30, 2024	Dec. 31, 2023
Payable and advance receipt for unsettled trades	195,258	49,328
Cash collateral payable (Note C13)	87,813	101,994
Deferred interest (Note C19)	36,932	34,855
Accrued expenses	28,373	28,758
Financial guarantee liabilities	12,078	4,681
Staff costs payable	9,354	8,837
Loan provision—ECL allowance (Note C8)	1,300	20
Lease liability	692	898
Payable to Special Fund Window relating to project cancellation (C19)	-	4,140
Deferred administration fee (Note C19)	-	170
Others	280	78
Total other liabilities	372,080	233,759

C15	Share capital

	June 30, 2024	Dec. 31, 2023
Authorized capital	100,000,000	100,000,000
– Allocated
- Subscribed	97,032,300	97,027,300
- Unsubscribed	979,200	984,200
– Unallocated	1,988,500	1,988,500
Total authorized capital	100,000,000	100,000,000
Subscribed capital	97,032,300	97,027,300
Less: callable capital	(77,625,900)	(77,621,900)
Paid-in capital	19,406,400	19,405,400
Paid-in capital comprises:
– amounts received	19,164,639	19,141,769
– amounts due but not yet received	200,631	215,512
– amounts not yet due	41,130	48,119
Total paid-in capital	19,406,400	19,405,400

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital
Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital
Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Libya	526	52,600	42,100	10,500
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Papua New Guinea	50	5,000	4,000	1,000
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
South Africa	50	5,000	4,000	1,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Togo	50	5,000	4,000	1,000
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	970,323	97,032,300	77,625,900	19,406,400

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C17	Distribution

Retained earnings as at June 30, 2024 are USD2,678.97 million (Dec. 31, 2023: USD2,096.19 million). For the six months ended June 30, 2024, USD0.36 million (for the six months ended June 30, 2023: USD0.71 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C18	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at June 30, 2024, the Project Preparation Special Fund has aggregate contributions received amounted to USD128 million (Dec. 31, 2023: USD128 million). For the six months ended June 30, 2024, fees recognized as income amounted to USD0.17 million (for the six months ended June 30, 2023: USD0.08 million) (Note C2). As at June 30, 2024, there was no deferred administration fee recognized as other liabilities (Dec. 31, 2023: USD0.17 million) (Note C14).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

The Special Fund Window for Less Developed Members (the “Special Fund Window”)

The Special Fund Window provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window is funded by the amounts transferred by the Bank from its Project Preparation Special Fund, and voluntary contributions from the Bank’s Members.

For the six months ended June 30, 2024, fees recognized as income amounted to USD0.03 million (for the six months ended June 30, 2023: none) (Note C2). As at June 30, 2024, there was USD0.03 million administration fee receivable by the Bank (Dec. 31, 2023: USD0.04 million), and the interest rate buy-down balance for eligible sovereign-backed loans from Special Fund Window amounted to USD36.93 million (Dec. 31, 2023: USD34.86 million) (Note C14).

As at June 30, 2024, there was no payable amount to Special Fund Window due to partial cancellation of loan commitment (Dec. 31, 2023: USD4.14 million) (Note C14).

AIIB Project-Specific Window

On March 19, 2024, the Bank established the Project-Specific Window for the Bank to accept, manage, and disburse external grants for the co-financing of eligible projects in the Bank’s low- and middle-income members and small island members as defined in the Rules and Regulations of the AIIB Project-Specific Window.

The resource of the Project-Specific Window consists of contributions from eligible contributors to co-finance specific eligible projects approved by the contributors. Contributions received will be channeled and disbursed to the approved specific projects. The full cost of administration shall be charged to the Project-Specific Window.

As at June 30, 2024, no contribution has been received in Project-Specific Window.

AIIB External Special Funds

Special Fund resources received by AIIB in its role as implementing entity of multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the Global Infrastructure Facility Technical Partner (“GIF TP”) on June 23, 2021 after executing the Financial Procedures Agreement; the MCDF Implementing Partner (“MCDF IP”) on Aug. 9, 2021 after executing the Implementing Partner Agreement; and the Pandemic Prevention, Preparedness and Response Trust Fund Implementing Entity (“PPR IE”) on Feb. 10, 2023 after executing the Financial Procedures Agreement. Resources from the multilateral partnership facilities are administrated in separate External Special Funds.

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	June 30, 2024			Dec. 31, 2023
	PRC related entities	Key management personnel	Other related parties	PRC related entities	Key management personnel	Other related parties
Loan investments	1,517,866	-	-	1,508,033	-	-
LP Fund	66,164	-	-	67,830	-	-
Equity and debt security investments in/or related to venture capital associates	-	-	244,012	-	-	205,043
Other assets	-	-	30	-	-	37
Staff loan	-	76	-	-	-	-
Other liabilities	-		36,932	-	-	39,165
The income and expense items affected by transactions with related parties are as follows:
	For the six months ended June 30, 2024			For the six months ended June 30, 2023
	PRC related entities	Key management personnel	Other related parties	PRC related entities	Key management personnel	Other related parties
Income from loan investments	37,135		-	33,747		-
Net (loss)/gain on LP Fund	(4,906)		-	936		-
Net gain on equity and debt security investments in/or related to venture capital associates	-		14,035	-		7,049
Income from staff loan	-	1	-	-	-	-
Income from Special Funds (Administration Fee)	-		200	-		75

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers PRC as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As at June 30, 2024, the Government of the PRC (the “Government”) owned approximately 30.69% of the paid-in capital of the Bank (Dec. 31, 2023: approximately 30.69%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, debt securities, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with PRC state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with the PRC related entities are as follows:

(1)	Loan investments

The Bank has loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total outstanding balance of USD223.32 million as at June 30, 2024 (Dec. 31, 2023: USD229.94 million). The Bank entered into the agreements with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank has sovereign-backed facilities to PRC with a total outstanding balance of USD1,294.54 million equivalent as at June 30, 2024 (Dec. 31, 2023: USD1,278.09 million). The Bank’s standard interest rate for sovereign-backed loans has been applied. PRC sovereign-backed loans and nonsovereign-backed loan on USD LIBOR have been transitioned to SOFR.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at June 30, 2024, the fair value of the Bank’s interest in the Fund is USD66.16 million (Dec. 31, 2023: USD67.83 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and debt security investments in/or related to associates

The fair value of the Bank’s interest in the investment in venture capital associates is USD126.15 million. As at June 30, 2024, the Bank holds USD117.86 million of infrastructure asset-backed securities issued by one associate.

(2)	Transactions with Special Funds

As at June 30, 2024, the outstanding balance of other receivables from the Special Funds is USD0.03 million (Dec. 31, 2023: USD0.04 million).

As at June 30, 2024, there were no other liabilities relating to the Project Preparation Special Fund deferred administration fee (Dec. 31, 2023: USD0.17 million), and there was no payable amount (Dec. 31, 2023: USD4.14 million) to Special Fund Window due to a partial cancellation of loan commitment (Note C18). The interest rate buy-down balance from Special Fund Window was USD36.93 million (Dec. 31, 2023: USD34.86 million).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer, and the Chief Economist.

For the six months ended June 30, 2024 and the six months ended June 30, 2023, other than loan granted to key management personnel as disclosed above, the Bank has no material transactions with key management personnel.

The compensation of key management personnel during the year comprises short-term employee benefits of USD2.14 million (for the six months ended June 30, 2023: USD2.05 million) and defined contribution plans of USD0.43 million (for the six months ended June 30, 2023: USD0.41 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The table below illustrates the geographic distribution of the Bank’s loan and guarantee revenue by destination for the six months ended June 30, 2024, and June 30, 2023.

Loan and guarantee revenue comprises loan interest income, loan commitment fee, guarantee fee and other service fees.

	For the six months ended June 30, 2024			For the six months ended June 30, 2023
Region	Sovereign -backed loans and guarantees	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total
Central Asia	63,685	9,471	73,156	31,700	5,105	36,805
Eastern Asia	39,366	6,796	46,162	28,706	10,357	39,063
Southeastern Asia	144,689	13,061	157,750	102,763	6,728	109,491
Southern Asia	278,980	12,993	291,973	200,116	13,096	213,212
Western Asia	117,861	38,920	156,781	93,196	33,112	126,308
Oceania	3,813	-	3,813	3,544	-	3,544
Other Regional	-	8,318	8,318	-	9,731	9,731
Total Regional	648,394	89,559	737,953	460,025	78,129	538,154
Total Non-Regional	26,577	8,403	34,980	19,151	7,469	26,620
Total	674,971	97,962	772,933	479,176	85,598	564,774

C21	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance and integrity risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in its equity value and to maintain sufficient liquidity.

For further information, please refer to the accompanying notes D Financial Risk Management included in the Bank’s financial statements for the year ended Dec. 31, 2023.

D2	Market risk

IBOR reform

All sovereign loans and swaps have been transitioned to a SOFR reference rate.

As at June 30, 2024, the Bank has successfully completed the majority of the transition for nonsovereign-backed loans. There are a few legacy projects with a gross carrying amount of USD195.50 million that now have synthetic LIBOR reset rates but have yet to transition to standard SOFR terms. The Bank is actively considering additional approaches to solve the legacy portfolio which leaves the Bank with minimal exposure to residual interest rate risk.

D3	Credit and other investment risks

Credit quality analysis

Except for loan investments, debt securities and issued guarantee commitments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans exclusive of any received sovereign guarantees, debt securities at amortized cost and issued guarantees, with their respective ECL allowance balance as at June 30, 2024.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

	June 30, 2024			Dec. 31, 2023
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	22,711,435	12,490,845	(176,944)	19,944,062	11,443,983	(185,867)
Nonsovereign-backed loans	2,281,126	764,002	(45,598)	2,306,527	515,457	(95,360)
Loan investments	24,992,561	13,254,847	(222,542)	22,250,589	11,959,440	(281,227)
Debt securities	10,493,026	-	(15,389)	8,281,348	-	(14,983)
Total	35,485,587	13,254,847	(237,931)	30,531,937	11,959,440	(296,210)

The maximum credit risk exposure of the issued financial guarantees as at June 30, 2024 is USD1,374.34 million (Dec. 31, 2023: USD1,190.28 million), with an associated ECL allowance of USD1.13 million (Dec. 31, 2023: USD0.86 million). The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio

The geographical distribution by the destination of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and associated ECL is as follows:

	June 30, 2024			Dec. 31, 2023
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees(1)
Central Asia	3,154,462	50,065	3,204,527	2,806,901	50,041	2,856,942
Eastern Asia	2,508,103	-	2,508,103	2,574,924	-	2,574,924
Southeastern Asia	8,812,139	70,237	8,882,376	5,296,931	70,690	5,367,621
Southern Asia	14,307,392	782,003	15,089,395	14,060,498	806,141	14,866,639
Western Asia	4,248,243	604,430	4,852,673	4,222,254	604,114	4,826,368
Oceania	113,808	-	113,808	117,023	-	117,023
Total Regional	33,144,147	1,506,735	34,650,882	29,078,531	1,530,986	30,609,517
Total Non-Regional	1,925,735	-	1,925,735	1,968,811	-	1,968,811
Subtotal	35,069,882	1,506,735	36,576,617	31,047,342	1,530,986	32,578,328

	June 30, 2024			Dec. 31, 2023
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	1,443	7,305	8,748	1,079	7,503	8,582
Eastern Asia	684	-	684	627	-	627
Southeastern Asia	1,006	20,433	21,439	608	20,553	21,161
Southern Asia	22,670	109,525	132,195	21,335	111,761	133,096
Western Asia	3,967	7,215	11,182	5,769	14,106	19,875
Oceania	665	-	665	596	-	596
Total Regional	30,435	144,478	174,913	30,014	153,923	183,937
Total Non-Regional	3,158	-	3,158	2,790	-	2,790
Subtotal	33,593	144,478	178,071	32,804	153,923	186,727

(1)	The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	June 30, 2024				Dec. 31, 2023
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total
Nonsovereign-backed loans
Central Asia	381,686	95,008	-	476,694	245,424	-	-	245,424
Eastern Asia	399,232	-	-	399,232	346,258	-	-	346,258
Southeastern Asia	345,183	-	-	345,183	348,976	-	67,255	416,231
Southern Asia	411,495	-	-	411,495	427,462	-	-	427,462
Western Asia	744,925	104,127	-	849,052	709,028	112,351	-	821,379
Other Regional	-	281,845	-	281,845	-	270,070	-	270,070
Total Regional	2,282,521	480,980	-	2,763,501	2,077,148	382,421	67,255	2,526,824
Total Non-Regional	172,405	109,222	-	281,627	181,065	114,095	-	295,160
Subtotal	2,454,926	590,202	-	3,045,128	2,258,213	496,516	67,255	2,821,984
Total	37,524,808	2,096,937	-	39,621,745	33,305,555	2,027,502	67,255	35,400,312

	June 30, 2024				Dec. 31, 2023
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total
ECL allowance
Central Asia	485	15,558	-	16,043	1,025	-	-	1,025
Eastern Asia	284	-	-	284	192	-	-	192
Southeastern Asia	801	-	-	801	802	-	62,751	63,553
Southern Asia	664	-	-	664	626	-	-	626
Western Asia	3,815	1,785	-	5,600	3,967	1,810	-	5,777
Other Regional	-	9,279	-	9,279	-	11,104	-	11,104
Total Regional	6,049	26,622	-	32,671	6,612	12,914	62,751	82,277
Total Non-Regional	1,578	11,349	-	12,927	817	12,266	-	13,083
Subtotal	7,627	37,971	-	45,598	7,429	25,180	62,751	95,360
Total	41,220	182,449	-	223,669	40,233	179,103	62,751	282,087

(1)	A credit impaired nonsovereign-backed loan was derecognized after the Bank exited in full in March 2024.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

The sector distribution of the proceeds of the Bank’s projects for loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and associated ECL is as follows:

	June 30, 2024			Dec. 31, 2023
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees
CRF(1)-Economic Resilience/PBF(2)	11,451,052	-	11,451,052	9,124,604	-	9,124,604
CRF-Finance/Liquidity	963,247	190,306	1,153,553	1,207,390	210,323	1,417,713
CRF-Public Health	3,251,941	-	3,251,941	3,288,501	-	3,288,501
Education Infrastructure	249,986	-	249,986	249,860	-	249,860
Energy	3,936,196	899,714	4,835,910	3,970,868	900,944	4,871,812
Transport	6,333,782	136,258	6,470,040	6,310,317	139,451	6,449,768
Urban	1,625,081	200,367	1,825,448	1,549,584	200,244	1,749,828
Water	3,874,973	-	3,874,973	3,673,042	-	3,673,042
Health Infrastructure	1,033,504	-	1,033,504	-	-	-
Multi-sector	1,878,875	-	1,878,875	1,590,894	-	1,590,894
Others	471,245	80,090	551,335	82,282	80,024	162,306
Subtotal	35,069,882	1,506,735	36,576,617	31,047,342	1,530,986	32,578,328

	June 30, 2024			Dec. 31, 2023
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
CRF-Economic Resilience/PBF	23,422	-	23,422	22,727	-	22,727
CRF-Finance/Liquidity	1,551	19,034	20,585	2,376	23,142	25,518
CRF-Public Health	1,237	-	1,237	1,486	-	1,486
Education Infrastructure	16	-	16	11	-	11
Energy	2,110	31,700	33,810	2,342	36,436	38,778
Transport	831	25,341	26,172	598	26,146	26,744
Urban	1,508	49,722	51,230	1,216	49,448	50,664
Water	992	-	992	828	-	828
Health Infrastructure	2	-	2	-	-	-
Multi-sector	1,612	-	1,612	1,205	-	1,205
Others	312	18,681	18,993	15	18,751	18,766
Subtotal	33,593	144,478	178,071	32,804	153,923	186,727

(1)	Crisis Recovery Facility (CRF) is to support AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.

(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	June 30, 2024				Dec. 31, 2023
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Nonsovereign-backed loans
CRF-Finance/ Liquidity	371,037	281,845	-	652,882	379,354	270,070	-	649,424
CRF-Public Health	99,662	-	-	99,662	99,927	-	-	99,927
Digital Infrastructure and Technology	140,724	-	-	140,724	137,837	-	67,255	205,092
Energy	768,611	308,357	-	1,076,968	642,654	226,446	-	869,100
Multi-sector	329,565	-	-	329,565	296,198	-	-	296,198
Transport	445,429	-	-	445,429	392,793	-	-	392,793
Urban	299,898	-	-	299,898	309,450	-	-	309,450
Subtotal	2,454,926	590,202	-	3,045,128	2,258,213	496,516	67,255	2,821,984
Total	37,524,808	2,096,937	-	39,621,745	33,305,555	2,027,502	67,255	35,400,312

	June 30, 2024				Dec. 31, 2023
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
ECL allowance
CRF-Finance/ Liquidity	1,836	9,279	-	11,115	2,494	11,103	-	13,597
CRF-Public Health	91	-	-	91	73	-	-	73
Digital Infrastructure and Technology	87	-	-	87	187	-	62,751	62,938
Energy	1,583	28,692	-	30,275	2,129	14,077	-	16,206
Multi-sector	904	-	-	904	850	-	-	850
Transport	2,552	-	-	2,552	836	-	-	836
Urban	574	-	-	574	860	-	-	860
Subtotal	7,627	37,971	-	45,598	7,429	25,180	62,751	95,360
Total	41,220	182,449	-	223,669	40,233	179,103	62,751	282,087

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(ii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, issued guarantee commitments, debt securities, and ECL.

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan/guarantee commitments as at Jan. 1, 2024	31,047,342	1,530,986	32,578,328
New loans, commitments and guarantees originated	4,741,441	-	4,741,441
Repayments	(531,143)	(24,708)	(555,851)
Movement in net transaction costs, fees, and related income through EIR method	2,556	457	3,013
Cancelled commitment	(15,774)	-	(15,774)
Foreign exchange movements	(174,540)	-	(174,540)
Transfer to stage 1	-	-	-
Transfer to stage 2	-	-	-
As at June 30, 2024	35,069,882	1,506,735	36,576,617

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2024	32,804	153,923	186,727
Additions	1,035	-	1,035
Change in risk parameters (1)	(241)	(9,445)	(9,686)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
Reversal of ECL allowance	(5)	-	(5)
As at June 30, 2024	33,593	144,478	178,071

(1)	The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2024	2,258,213	496,516	67,255	2,821,984
New loans and commitments originated	430,114	-	-	430,114
Repayments	(72,344)	(11,350)	-	(83,694)
Movement in net transaction costs, fees, and related income through EIR method	(126)	(277)	(170)	(573)
Derecognition and cancelled commitment	(41,741)	-	(67,085)	(108,826)
Foreign exchange movements	(24,182)	10,305	-	(13,877)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	(95,008)	95,008	-	-
As at June 30, 2024	2,454,926	590,202	-	3,045,128

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	7,429	25,180	62,751	95,360
Additions	532	-	-	532
Change in risk parameters (1)	361	(2,768)	-	(2,407)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(695)	15,559	-	14,864
Reversal of ECL allowance	-	-	(62,751)	(62,751)
As at June 30, 2024	7,627	37,971	-	45,598
Total gross carrying amount of loans and exposure of loan commitments as at June 30, 2024	37,524,808	2,096,937	-	39,621,745
Total ECL allowance as at June 30, 2024	41,220	182,449	-	223,669

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan/guarantee commitments as at Jan. 1, 2023	26,875,054	1,555,893	28,430,947
New loans, commitments and guarantees originated	4,977,828	-	4,977,828
Repayments	(348,992)	(27,782)	(376,774)
Movement in net transaction costs, fees, and related income through EIR method	103,011	2,875	105,886
Cancelled commitment	(691,755)	-	(691,755)
Foreign exchange movements	132,196	-	132,196
Transfer to stage 1	-	-	-
Transfer to stage 2	-	-	-
As at Dec. 31, 2023	31,047,342	1,530,986	32,578,328

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2023	42,109	134,320	176,429
Additions	5,582	-	5,582
Change in risk parameters (1)	(14,815)	19,603	4,788
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
Reversal of ECL allowance	(72)	-	(72)
As at Dec. 31, 2023	32,804	153,923	186,727

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2023	1,839,122	629,988	74,068	2,543,178
New loans and commitments originated	751,030	-	-	751,030
Repayments	(377,611)	(27,335)	(6,000)	(410,946)
Movement in net transaction costs, fees, and related income through EIR method	5,985	1,680	(813)	6,852
Derecognition and cancelled commitment	(1,798)	-	-	(1,798)
Foreign exchange movements	(7,702)	(58,630)	-	(66,332)
Transfer to stage 1	105,165	(105,165)	-	-
Transfer to stage 2	(55,978)	55,978	-	-
As at Dec. 31, 2023	2,258,213	496,516	67,255	2,821,984

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	6,206	44,892	66,909	118,007
Additions	1,758	-	-	1,758
Change in risk parameters (1)	(976)	(15,497)	(4,158)	(20,631)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	740	(4,810)	-	(4,070)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(299)	595	-	296
As at Dec. 31, 2023	7,429	25,180	62,751	95,360
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2023	33,305,555	2,027,502	67,255	35,400,312
Total ECL allowance as at Dec. 31, 2023	40,233	179,103	62,751	282,087

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2024	8,266,858	-	14,490	8,281,348
New debt securities	3,062,842	-	-	3,062,842
Accrual and amortization	73,942	-	227	74,169
Foreign exchange movements	(272)	-	-	(272)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	-	-	-	-
Transfer to stage 3	-	-	-	-
Derecognition	(925,061)	-	-	(925,061)
As at June 30, 2024	10,478,309	-	14,717	10,493,026

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	1,224	-	13,759	14,983
Additions	245	-	-	245
Change in risk parameters	42	-	159	201
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 3) ECL	-	-	-	-
Reversal of ECL allowance	(40)	-	-	(40)
As at June 30, 2024	1,471	-	13,918	15,389

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2023	4,564,046	-	14,061	4,578,107
New debt securities	3,695,031	-	-	3,695,031
Accrual and amortization	79,327	-	429	79,756
Foreign exchange movements	(1,345)	-	-	(1,345)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	-	-	-	-
Transfer to stage 3	-	-	-	-
Derecognition	(70,201)	-	-	(70,201)
As at Dec. 31, 2023	8,266,858	-	14,490	8,281,348

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	1,122	-	11,807	12,929
Additions	513	-	-	513
Change in risk parameters	161	-	1,952	2,113
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 3) ECL	-	-	-	-
Reversal of ECL allowance	(572)	-		(572)
As at Dec. 31, 2023	1,224	-	13,759	14,983

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities does not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the six months ended June 30, 2024 (for the six months ended June 30, 2023: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

In June 2024, the Bank has enhanced the methodology to assess the fair value hierarchy at security level. Please refer to below tables for the fair value hierarchy of the financial assets and liabilities as at June 30, 2024 and Dec. 31, 2023 following the new method.

The Bank recognizes transfers in and transfers out of levels at the end of the reporting period during which the change has occurred.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	June 30, 2024		Dec. 31, 2023
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
- Loan investments, at amortized cost	24,771,319	25,080,595	21,969,382	22,362,852
- Debt securities, at amortized cost	10,477,637	10,321,943	8,266,365	8,017,915
- Paid-in capital receivables	241,034	239,368	262,637	260,503
Financial liabilities
- Borrowings	3,162,133	3,166,417	2,194,104	2,194,534

As at June 30, 2024, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of debt securities held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at June 30, 2024
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	4,116,763	232,253	-	4,349,016
- Investments with equity participation	-	-	1,150,796	1,150,796
- Debt securities	8,712,579	2,024,528	-	10,737,107
- Investment operations fixed-income portfolio	203,465	40,336	-	243,801
Money Market Funds	-	757,129	-	757,129
Derivative assets	-	503,217	-	503,217
Total financial assets	13,032,807	3,557,463	1,150,796	17,741,066
Borrowings	-	(33,062,170)	-	(33,062,170)
Derivative liabilities	-	(1,473,127)	-	(1,473,127)
Total financial liabilities	-	(34,535,297)	-	(34,535,297)

As at Dec. 31, 2023
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,846,640	420,663	-	4,267,303
- Investments with equity participation	-	-	980,416	980,416
- Debt securities	8,059,862	3,085,524	-	11,145,386
- Investment operations fixed-income portfolio	202,728	39,825	-	242,553
Money Market Funds	-	1,150,086	-	1,150,086
Derivative assets	-	616,242	-	616,242
Total financial assets	12,109,230	5,312,340	980,416	18,401,986
Borrowings	-	(28,334,027)	-	(28,334,027)
Derivative liabilities	-	(1,582,026)	-	(1,582,026)
Total financial liabilities	-	(29,916,053)	-	(29,916,053)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value, therefore MMFs are classified as Level 2 instruments.

External Managers Program and debt securities have been valued either using the discounted cash flow method based on observable market input, or obtained from market price. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Quoted prices (unadjusted) in active markets are typical Level 1 inputs, while inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly, are typically Level 2 inputs.

In some situations, the inputs used to measure fair value might fall in different level of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. When unobservable inputs are significant to the fair value measurement, those financial instruments are to be categorized as level 3.

During the six months ended June 30, 2024, due to changes in market conditions for certain investment securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure the fair values of these securities based on observable market inputs. Therefore, there were USD22.20 million of debt securities transferred from Level 1 to Level 2 of the fair value hierarchy. In addition, there were transfers of USD49.25 million in investments of debt securities from Level 2 to Level 1, when quoted prices in active markets become available.

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the six months ended June 30, 2024 and the year ended Dec. 31, 2023.

Investments with equity participation:

	For the six months ended June 30, 2024	For the year ended Dec. 31, 2023
As at beginning of period/year	980,416	658,088
Additions	174,073	324,318
Return of capital contributions	(30,700)	(33,857)
Fair value gain, net	27,007	31,867
Total	1,150,796	980,416

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2024

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The fair value gains or losses are attributable to the change in unrealized gains or losses relating to those financial assets held at the end of the reporting period. For the six months ended June 30, 2024, the realized gain arising from the Bank’s Level 3 financial assets amounted to USD14.33 million (for the six months ended June 30, 2023: USD4.87 million).

The fair value of the investments with equity participation is mainly based on an adjusted net assets method. To assess the fair value of the underlying assets of the equity investments, discounted cash flow valuation technique is mainly adopted. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows.

There has been no transfer in and/or out of Level 3 during the six months ended June 30, 2024 (for the year ended Dec. 31, 2023: none).